Exhibit 99.1 (Filed herewith)

NEWS RELEASE

Media Contact:

Ken Golden

Director, Global Public Relations

Deere & Company

309-765-5678

Deere Announces Second-Quarter Earnings of $802 Million

•                  Improving demand for farm and construction equipment leads to higher second-quarter results.

•                  Key markets show signs of further stabilization.

•                  Sound execution, broad business lineup benefit performance.

•                  Results include gain on sale of partial interest in SiteOne affiliate.

•                  Full-year earnings forecast increased to $2 billion, on 9% sales gain.

MOLINE, Illinois (May 19, 2017) — Net income attributable to Deere & Company was $802.4 million, or $2.49 per share, for the second quarter ended April 30, 2017, compared with $495.4 million, or $1.56 per share, for the period ended May 1, 2016.

For the first six months of the year, net income attributable to Deere & Company was $996.2 million, or $3.10 per share, compared with $749.8 million, or $2.36 per share, last year.

Worldwide net sales and revenues increased 5 percent, to $8.287 billion, for the second quarter and increased 4 percent, to $13.912 billion, for six months. Net sales of the equipment operations were $7.260 billion for the quarter and $11.958 billion for the first six months, compared with $7.107 billion and $11.876 billion for the same periods last year.

“John Deere reported strong results in the second quarter as market conditions showed signs of further stabilization,” said Samuel R. Allen, chairman and chief executive officer. “We are seeing modestly higher overall demand for our products, with farm machinery sales in South America experiencing a strong recovery. Deere’s performance also reflects the sound execution of our operating plans, the strength of a broad product portfolio, and the impact of our actions to develop a more agile cost structure. As a result, we have raised our forecast and are now calling for significantly higher earnings for the full year.”

Deere Announces Second-Quarter Earnings	5

Summary of Operations

Net sales of the worldwide equipment operations increased 2 percent for the quarter and 1 percent for the first six months compared with the same periods a year ago. Sales included price realization of 2 percent for both periods. Foreign-currency rates did not have a material translation effect on net sales for either the quarter or first six months compared with the same periods in the prior year. Equipment net sales in the United States and Canada decreased 5 percent for the quarter and were down 6 percent for the first six months. Outside the U.S. and Canada, net sales increased 14 percent for the quarter and 13 percent for the first six months, with no material effect of currency translation in either period.

Deere’s equipment operations reported operating profit of $1.111 billion for the quarter and $1.358 billion for six months, compared with $688 million and $902 million, respectively, last year. The improvement for the quarter was primarily driven by price realization, the impact of a favorable sales mix, favorable effects of foreign-currency exchange and higher shipment volumes, partially offset by higher warranty costs. Improved year-to-date results benefited from price realization, a favorable sales mix, and higher shipment volumes, partially offset by expenses associated with the previously announced voluntary employee-separation program and higher warranty costs. Additionally, quarterly and year-to-date results were aided significantly by a gain on the sale of a partial interest in the unconsolidated affiliate SiteOne Landscape Supply, Inc. (SiteOne).

Net income of the company’s equipment operations was $694 million for the second quarter and $774 million for the first six months, compared with $393 million and $520 million for the corresponding periods of 2016. In addition to the operating factors mentioned above, a higher effective tax rate reduced results for the first six months of 2017.

Financial services reported net income attributable to Deere & Company of $103.5 million for the quarter and $217.9 million for six months compared with $102.6 million and $232.0 million last year. Results for the quarter benefited from lower losses on lease residual values, largely offset by less-favorable financing spreads and higher selling, administrative and general expenses. Year-to-date results were affected by less-favorable financing spreads and higher selling, administrative and general expenses, including voluntary employee-separation expenses, partially offset by lower losses on lease residual values.

Deere Announces Second-Quarter Earnings	6

Company Outlook & Summary

Company equipment sales are projected to increase about 9 percent for fiscal 2017 and to rise about 18 percent for the third quarter compared with the same periods of 2016. Foreign-currency rates are not expected to have a material translation effect on equipment sales for the year or third quarter. Net sales and revenues are projected to increase about 9 percent for fiscal 2017 with net income attributable to Deere & Company of about $2.0 billion.

“Deere is demonstrating a continuing ability to produce impressive results through all phases of the business cycle,” Allen said. “This resilience illustrates our success driving improved operating efficiencies and developing a wider range of revenue sources. It also shows the impact of the company’s consistent investments in advanced technology, new products and additional markets. These actions are leading to strong performance in 2017, and they reinforce our conviction that Deere is well-positioned to deliver significant value to customers and investors over the long term.”

* * *

Equipment Division Performance

Agriculture & Turf. Sales increased 1 percent for the quarter and first six months primarily due to price realization. Year-to-date results were also affected by lower shipment volumes.

Operating profit was $1.003 billion for the quarter and $1.215 billion year to date, compared with respective totals of $614 million and $759 million last year. Results for the quarter benefited from a more favorable sales mix, price realization and the favorable effects of foreign exchange. For the first six months, results were helped by price realization and a more-favorable sales mix, partially offset by voluntary employee-separation expenses. The gain on the sale of a partial interest in SiteOne made a significant contribution to the division’s results for both periods.

Construction & Forestry. Construction and forestry sales increased 7 percent for the quarter and 1 percent for six months, mainly as a result of higher shipment volumes and price realization, partially offset by higher warranty costs.

Operating profit was $108 million for the quarter and $143 million for six months, compared with $74 million and $143 million last year. Results for the quarter were assisted by increased shipment volumes and price realization, partially offset by higher warranty costs and a less-favorable sales mix. For the first six months, results were about the same

Deere Announces Second-Quarter Earnings	7

as in the prior period and were affected by the same operating factors as for the quarter, as well as by voluntary employee-separation expenses.

Market Conditions & Outlook

Agriculture & Turf. Deere’s worldwide sales of agriculture and turf equipment are forecast to increase by about 8 percent for fiscal-year 2017, with currency translation not expected to have a material effect. Industry sales for agricultural equipment in the U.S. and Canada are forecast to be down about 5 percent for 2017, reflecting weakness in the livestock sector and the continuing impact of low crop prices. The decline is affecting both large and small equipment.

Full-year 2017 industry sales in the EU28 member nations are forecast to be flat to down 5 percent due to low commodity prices and farm incomes. In South America, industry sales of tractors and combines are projected to be up about 20 percent as a result of improving economic and political conditions in Brazil and Argentina. Asian sales are projected to be flat to up slightly, benefiting from higher sales in India.

Industry sales of turf and utility equipment in the U.S. and Canada are expected to be about flat for 2017.

Construction & Forestry. Deere’s worldwide sales of construction and forestry equipment are forecast to be up about 13 percent for 2017, with no material currency-translation impact. The forecast reflects moderate economic growth worldwide. In forestry, global industry sales are expected to be down about 5 percent due to soft conditions in North America.

Financial Services. Fiscal-year 2017 net income attributable to Deere & Company for the financial services operations is expected to be approximately $475 million. In comparison with performance in 2016, the outlook reflects lower losses on lease residual values, partially offset by less-favorable financing spreads and an increased provision for credit losses.

John Deere Capital Corporation

The following is disclosed on behalf of the company’s financial services subsidiary, John Deere Capital Corporation (JDCC), in connection with the disclosure requirements applicable to its periodic issuance of debt securities in the public market.

Deere Announces Second-Quarter Earnings	8

Net income attributable to JDCC was $64.5 million for the second quarter and $138.7 million year to date, compared with $69.6 million and $169.4 million for the respective periods last year. The decline for both periods was primarily due to less-favorable financing spreads, higher selling, administrative and general expenses including voluntary employee-separation expenses, and a lower average portfolio, partially offset by lower losses on lease residual values.

Net receivables and leases financed by JDCC were $32.015 billion at April 30, 2017, compared with $33.208 billion at May 1, 2016.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Statements under “Company Outlook & Summary,” “Market Conditions & Outlook,” and other forward-looking statements herein that relate to future events, expectations, and trends involve factors that are subject to change, and risks and uncertainties that could cause actual results to differ materially.  Some of these risks and uncertainties could affect particular lines of business, while others could affect all of the company’s businesses.

The company’s agricultural equipment business is subject to a number of uncertainties including the factors that affect farmers’ confidence and financial condition.  These factors include demand for agricultural products, world grain stocks, weather conditions, soil conditions, harvest yields, prices for commodities and livestock, crop and livestock production expenses, availability of transport for crops, the growth and sustainability of non-food uses for some crops (including ethanol and biodiesel production), real estate values, available acreage for farming, the land ownership policies of governments, changes in government farm programs and policies, international reaction to such programs, changes in environmental regulations and their impact on farming practices; changes in and effects of crop insurance programs, global trade agreements, animal diseases and their effects on poultry, beef and pork consumption and prices, crop pests and diseases, and the level of farm product exports (including concerns about genetically modified organisms).

Factors affecting the outlook for the company’s turf and utility equipment include consumer confidence, weather conditions, customer profitability, consumer borrowing patterns, consumer purchasing preferences, housing starts, infrastructure investment, spending by municipalities and golf courses, and consumable input costs.

Consumer spending patterns, real estate and housing prices, the number of housing starts, interest rates and the levels of public and non-residential construction are important

Deere Announces Second-Quarter Earnings	9

to sales and results of the company’s construction and forestry equipment.  Prices for pulp, paper, lumber and structural panels are important to sales of forestry equipment.

All of the company’s businesses and its results are affected by general economic conditions in the global markets and industries in which the company operates; customer confidence in general economic conditions; government spending and taxing; foreign currency exchange rates and their volatility, especially fluctuations in the value of the U.S. dollar; interest rates; inflation and deflation rates; changes in weather patterns; the political and social stability of the global markets in which the company operates; the effects of, or response to, terrorism and security threats; wars and other conflicts; natural disasters; and the spread of major epidemics.

Significant changes in market liquidity conditions, changes in the company’s credit ratings and any failure to comply with financial covenants in credit agreements could impact access to funding and funding costs, which could reduce the company’s earnings and cash flows.  Financial market conditions could also negatively impact customer access to capital for purchases of the company’s products and customer confidence and purchase decisions, borrowing and repayment practices, and the number and size of customer loan delinquencies and defaults.  A debt crisis, in Europe or elsewhere, could negatively impact currencies, global financial markets, social and political stability, funding sources and costs, asset and obligation values, customers, suppliers, demand for equipment, and company operations and results.  The company’s investment management activities could be impaired by changes in the equity, bond and other financial markets, which would negatively affect earnings.

The potential withdrawal of the United Kingdom from the European Union and the perceptions as to the impact of the withdrawal may adversely affect business activity, political stability and economic conditions in the United Kingdom, the European Union and elsewhere. The economic conditions and outlook could be further adversely affected by (i) the uncertainty concerning the timing and terms of the exit, (ii) new or modified trading arrangements between the United Kingdom and other countries, (iii) the risk that one or more other European Union countries could come under increasing pressure to leave the European Union, or (iv) the risk that the euro as the single currency of the Eurozone could cease to exist. Any of these developments, or the perception that any of these developments are likely to occur, could affect economic growth or business activity in the United Kingdom or the European Union, and could result in the relocation of businesses, cause business interruptions, lead to economic recession or depression, and impact the stability of the financial markets, availability of credit, currency exchange rates, interest

Deere Announces Second-Quarter Earnings	10

rates, financial institutions, and political, financial and monetary systems. Any of these developments could affect our businesses, liquidity, results of operations and financial position.

Additional factors that could materially affect the company’s operations, access to capital, expenses and results include changes in, uncertainty surrounding and the impact of governmental trade, banking, monetary and fiscal policies, including financial regulatory reform and its effects on the consumer finance industry, derivatives, funding costs and other areas, and governmental programs, policies, tariffs and sanctions in particular jurisdictions or for the benefit of certain industries or sectors; actions by central banks; actions by financial and securities regulators; actions by environmental, health and safety regulatory agencies, including those related to engine emissions, carbon and other greenhouse gas emissions, noise and the effects of climate change; changes to GPS radio frequency bands or their permitted uses; changes in labor regulations; changes to accounting standards; changes in tax rates, estimates, and regulations and company actions related thereto; compliance with U.S. and foreign laws when expanding to new markets and otherwise; and actions by other regulatory bodies.

Other factors that could materially affect results include production, design and technological innovations and difficulties, including capacity and supply constraints and prices; the loss of or challenges to intellectual property rights whether through theft, infringement, counterfeiting or otherwise; the availability and prices of strategically sourced materials, components and whole goods; delays or disruptions in the company’s supply chain or the loss of liquidity by suppliers; disruptions of infrastructures that support communications, operations or distribution; the failure of suppliers or the company to comply with laws, regulations and company policy pertaining to employment, human rights, health, safety, the environment, anti-corruption, privacy and data protection and other ethical business practices; events that damage the company’s reputation or brand; significant investigations, claims, lawsuits or other legal proceedings; start-up of new plants and products; the success of new product initiatives; changes in customer product preferences and sales mix; gaps or limitations in rural broadband coverage, capacity and speed needed to support technology solutions; oil and energy prices, supplies and volatility; the availability and cost of freight; actions of competitors in the various industries in which the company competes, particularly price discounting; dealer practices especially as to levels of new and used field inventories; changes in demand and pricing for used equipment and resulting impacts on lease residual values; labor relations and contracts; changes in the ability to attract, train and retain qualified personnel; acquisitions and divestitures of

Deere Announces Second-Quarter Earnings	11

businesses; the integration of new businesses; the implementation of organizational changes; difficulties related to the conversion and implementation of enterprise resource planning systems; security breaches and other disruptions to the company’s and suppliers’ information technology infrastructure; changes in company declared dividends and common stock issuances and repurchases; changes in the level and funding of employee retirement benefits; changes in market values of investment assets, compensation, retirement, discount and mortality rates which impact retirement benefit costs; and significant changes in health care costs.

The liquidity and ongoing profitability of John Deere Capital Corporation and other credit subsidiaries depend largely on timely access to capital in order to meet future cash flow requirements, and to fund operations, costs, and purchases of the company’s products.  If general economic conditions deteriorate or capital markets become more volatile, funding could be unavailable or insufficient.  Additionally, customer confidence levels may result in declines in credit applications and increases in delinquencies and default rates, which could materially impact write-offs and provisions for credit losses.

The company’s outlook is based upon assumptions relating to the factors described above, which are sometimes based upon estimates and data prepared by government agencies.  Such estimates and data are often revised.  The company, except as required by law, undertakes no obligation to update or revise its outlook, whether as a result of new developments or otherwise.  Further information concerning the company and its businesses, including factors that could materially affect the company’s financial results, is included in the company’s other filings with the SEC (including, but not limited to, the factors discussed in Item 1A. Risk Factors of the company’s most recent annual report on Form 10-K and quarterly reports on Form 10-Q).

Deere Announces Second-Quarter Earnings	12

Second Quarter 2017 Press Release

(in millions of dollars)

Unaudited

	Three Months Ended			Six Months Ended
	April 30	May 1%		April 30	May 1%
	2017	2016	Change	2017	2016	Change
Net sales and revenues:
Agriculture and turf	$5,794	$5,742	+1	$9,392	$9,341	+1
Construction and forestry	1,466	1,365	+7	2,566	2,535	+1
Total net sales	7,260	7,107	+2	11,958	11,876	+1
Financial services	716	651	+10	1,412	1,287	+10
Other revenues	311	117	+166	542	237	+129
Total net sales and revenues	$8,287	$7,875	+5	$13,912	$13,400	+4

Operating profit: *
Agriculture and turf	$1,003	$614	+63	$1,215	$759	+60
Construction and forestry	108	74	+46	143	143
Financial services	160	160		328	354	-7
Total operating profit	1,271	848	+50	1,686	1,256	+34
Reconciling items **	(97)	(115)	-16	(184)	(173)	+6
Income taxes	(372)	(238)	+56	(506)	(333)	+52
Net income attributable to Deere & Company	$802	$495	+62	$996	$750	+33

*                      Operating profit is income from continuing operations before corporate expenses, certain external interest expense, certain foreign exchange gains and losses and income taxes. Operating profit of the financial services segment includes the effect of interest expense and foreign exchange gains or losses.

**               Reconciling items are primarily corporate expenses, certain external interest expense, certain foreign exchange gains and losses and net income attributable to noncontrolling interests.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Three Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$7,259.8	$7,106.6
Finance and interest income	665.0	611.4
Other income	362.2	157.4
Total	8,287.0	7,875.4

Costs and Expenses
Cost of sales	5,444.7	5,531.0
Research and development expenses	324.4	345.0
Selling, administrative and general expenses	775.3	714.8
Interest expense	226.9	191.0
Other operating expenses	346.4	360.3
Total	7,117.7	7,142.1

Income of Consolidated Group before Income Taxes	1,169.3	733.3
Provision for income taxes	371.9	237.8
Income of Consolidated Group	797.4	495.5
Equity in income (loss) of unconsolidated affiliates	4.8	(.8)
Net Income	802.2	494.7
Less: Net loss attributable to noncontrolling interests	(.2)	(.7)
Net Income Attributable to Deere & Company	$802.4	$495.4

Per Share Data
Basic	$2.51	$1.57
Diluted	$2.49	$1.56

Average Shares Outstanding
Basic	319.2	315.1
Diluted	322.5	316.5

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED INCOME

For the Six Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars and shares except per share amounts) Unaudited

	2017	2016
Net Sales and Revenues
Net sales	$11,957.7	$11,875.8
Finance and interest income	1,320.5	1,210.5
Other income	634.0	313.6
Total	13,912.2	13,399.9

Costs and Expenses
Cost of sales	9,241.5	9,371.1
Research and development expenses	635.3	664.3
Selling, administrative and general expenses	1,434.7	1,307.7
Interest expense	434.9	364.3
Other operating expenses	668.5	608.0
Total	12,414.9	12,315.4

Income of Consolidated Group before Income Taxes	1,497.3	1,084.5
Provision for income taxes	506.4	333.3
Income of Consolidated Group	990.9	751.2
Equity in income (loss) of unconsolidated affiliates	4.5	(2.7)
Net Income	995.4	748.5
Less: Net loss attributable to noncontrolling interests	(.8)	(1.3)
Net Income Attributable to Deere & Company	$996.2	$749.8

Per Share Data
Basic	$3.13	$2.37
Diluted	$3.10	$2.36

Average Shares Outstanding
Basic	317.9	315.8
Diluted	321.1	317.1

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

CONDENSED CONSOLIDATED BALANCE SHEET

(In millions of dollars) Unaudited

	April 30	October 30	May 1
	2017	2016	2016
Assets
Cash and cash equivalents	$4,525.8	$4,335.8	$4,133.2
Marketable securities	546.3	453.5	475.5
Receivables from unconsolidated affiliates	34.9	16.5	81.3
Trade accounts and notes receivable - net	4,482.3	3,011.3	4,898.9
Financing receivables - net	23,301.1	23,702.3	23,415.3
Financing receivables securitized - net	4,281.8	5,126.5	4,734.7
Other receivables	931.3	1,018.5	876.2
Equipment on operating leases - net	5,923.9	5,901.5	5,455.5
Inventories	4,114.8	3,340.5	4,061.0
Property and equipment - net	4,959.9	5,170.6	5,079.7
Investments in unconsolidated affiliates	215.7	232.6	236.7
Goodwill	806.2	815.7	835.0
Other intangible assets - net	90.8	104.1	120.5
Retirement benefits	176.2	93.6	285.4
Deferred income taxes	3,041.9	2,964.4	2,681.9
Other assets	1,535.9	1,631.1	1,745.4
Total Assets	$58,968.8	$57,918.5	$59,116.2

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$7,963.6	$6,910.7	$8,574.3
Short-term securitization borrowings	4,224.6	4,997.8	4,636.7
Payables to unconsolidated affiliates	101.6	81.6	109.5
Accounts payable and accrued expenses	7,215.9	7,240.1	6,980.8
Deferred income taxes	169.0	166.0	180.3
Long-term borrowings	23,253.1	23,703.0	24,587.7
Retirement benefits and other liabilities	8,333.2	8,274.5	6,856.2
Total liabilities	51,261.0	51,373.7	51,925.5

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	7,684.7	6,520.0	7,164.3
Noncontrolling interests	9.1	10.8	12.4
Total stockholders’ equity	7,693.8	6,530.8	7,176.7
Total Liabilities and Stockholders’ Equity	$58,968.8	$57,918.5	$59,116.2

See Condensed Notes to Interim Consolidated Financial Statements.

DEERE & COMPANY

STATEMENT OF CONSOLIDATED CASH FLOWS

For the Six Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars) Unaudited

	2017	2016
Cash Flows from Operating Activities
Net income	$995.4	$748.5
Adjustments to reconcile net income to net cash used for operating activities:
Provision for credit losses	32.6	35.1
Provision for depreciation and amortization	843.1	761.8
Impairment charges		49.7
Share-based compensation expense	32.3	32.0
Gain on sale of unconsolidated affiliates and investments	(281.4)
Undistributed earnings of unconsolidated affiliates	(3.1)	5.3
Provision (credit) for deferred income taxes	(100.4)	93.3
Changes in assets and liabilities:
Trade, notes and financing receivables related to sales	(989.5)	(1,311.5)
Inventories	(1,090.4)	(405.8)
Accounts payable and accrued expenses	103.6	(367.8)
Accrued income taxes payable/receivable	195.1	12.0
Retirement benefits	115.6	91.1
Other	(27.9)	(56.1)
Net cash used for operating activities	(175.0)	(312.4)

Cash Flows from Investing Activities
Collections of receivables (excluding receivables related to sales)	8,228.0	8,120.6
Proceeds from maturities and sales of marketable securities	41.3	71.4
Proceeds from sales of equipment on operating leases	786.4	630.1
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9
Cost of receivables acquired (excluding receivables related to sales)	(7,628.6)	(6,872.9)
Purchases of marketable securities	(43.7)	(112.2)
Purchases of property and equipment	(253.0)	(232.6)
Cost of equipment on operating leases acquired	(925.1)	(1,204.1)
Acquisitions of businesses, net of cash acquired		(198.9)
Other	(18.7)	8.6
Net cash provided by investing activities	300.5	210.0

Cash Flows from Financing Activities
Increase in total short-term borrowings	183.1	38.3
Proceeds from long-term borrowings	2,661.6	3,276.6
Payments of long-term borrowings	(2,742.2)	(2,686.6)
Proceeds from issuance of common stock	383.6	11.1
Repurchases of common stock	(6.2)	(205.4)
Dividends paid	(379.5)	(383.2)
Excess tax benefits from share-based compensation	11.3	2.7
Other	(39.7)	(32.6)
Net cash provided by financing activities	72.0	20.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(7.5)	52.5

Net Increase (Decrease) in Cash and Cash Equivalents	190.0	(29.0)
Cash and Cash Equivalents at Beginning of Period	4,335.8	4,162.2
Cash and Cash Equivalents at End of Period	$4,525.8	$4,133.2

See Condensed Notes to Interim Consolidated Financial Statements.

Condensed Notes to Interim Consolidated Financial Statements (Unaudited)

(1)         During the fourth quarter of 2016, the Company announced voluntary employee separation programs as part of its effort to reduce operating costs. The programs provided for cash payments based on previous years of service. The expense is recorded in the period the employees accept the separation offer. The programs’ total pretax expenses are approximately $113 million, of which $11 million was recorded in the fourth quarter of 2016, $94 million was recorded in the first quarter of 2017, and $5 million was recorded in the second quarter, with $3 million to be recognized over the remainder of the fiscal year. The payments for all programs were substantially made in the first quarter of 2017. The total 2017 expenses are allocated approximately 30 percent cost of sales, 16 percent research and development, and 54 percent selling, administrative and general. In addition, the expenses are allocated 74 percent to agriculture and turf operations, 18 percent to the construction and forestry operations, and 8 percent to the financial services operations. Savings from these programs are estimated to be approximately $70 million in 2017.

(2)         In December 2016, the Company sold approximately 38 percent of its interest in SiteOne Landscape Supply, Inc. (SiteOne) resulting in gross proceeds of $114 million and a gain of $105 million pretax or $66 million after-tax. In April 2017, the Company sold an additional 68 percent of its then remaining interest in SiteOne resulting in gross proceeds of $184 million and a gain of $176 million pretax or $111 million after-tax. The gains in both periods were recorded in other income in the agriculture and turf operating segment. The proceeds from the April sale were received in the fiscal third quarter and were presented in other receivables at April 30, 2017. The Company retained approximately a 5 percent ownership interest in SiteOne after these sales. In addition, at April 30, 2017, the remaining investment in SiteOne of $90 million was recorded as an available for sale security and presented in marketable securities.

(3)         Dividends declared and paid on a per share basis were as follows:

	Three Months Ended		Six Months Ended
	April 30	May 1	April 30	May 1
	2017	2016	2017	2016

Dividends declared	$.60	$.60	$1.20	$1.20
Dividends paid	$.60	$.60	$1.20	$1.20

(4)         The calculation of basic net income per share is based on the average number of shares outstanding. The calculation of diluted net income per share recognizes any dilutive effect of share-based compensation.

(5)         The consolidated financial statements represent the consolidation of all Deere & Company’s subsidiaries. In the supplemental consolidating data in Note 6 to the financial statements, “Equipment Operations” include the Company’s agriculture and turf operations and construction and forestry operations with “Financial Services” reflected on the equity basis.

(6) SUPPLEMENTAL CONSOLIDATING DATA
STATEMENT OF INCOME

For the Three Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$7,259.8	$7,106.6
Finance and interest income	18.7	12.9	$716.4	$662.9
Other income	339.6	139.9	61.0	68.2
Total	7,618.1	7,259.4	777.4	731.1

Costs and Expenses
Cost of sales	5,445.1	5,531.5
Research and development expenses	324.4	345.0
Selling, administrative and general expenses	637.5	588.5	139.6	128.0
Interest expense	67.0	67.7	169.4	125.9
Interest compensation to Financial Services	60.4	61.8
Other operating expenses	73.8	91.4	309.0	317.4
Total	6,608.2	6,685.9	618.0	571.3

Income of Consolidated Group before Income Taxes	1,009.9	573.5	159.4	159.8
Provision for income taxes	315.8	180.4	56.1	57.4
Income of Consolidated Group	694.1	393.1	103.3	102.4

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	103.5	102.6	.2	.2
Other	4.6	(1.0)
Total	108.1	101.6	.2	.2
Net Income	802.2	494.7	103.5	102.6
Less: Net loss attributable to noncontrolling interests	(.2)	(.7)
Net Income Attributable to Deere & Company	$802.4	$495.4	$103.5	$102.6

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)
STATEMENT OF INCOME

For the Six Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Net Sales and Revenues
Net sales	$11,957.7	$11,875.8
Finance and interest income	40.0	30.8	$1,403.7	$1,297.9
Other income	597.6	280.0	119.2	116.3
Total	12,595.3	12,186.6	1,522.9	1,414.2

Costs and Expenses
Cost of sales	9,242.3	9,372.1
Research and development expenses	635.3	664.3
Selling, administrative and general expenses	1,176.4	1,069.6	261.3	242.0
Interest expense	133.8	129.8	318.1	245.9
Interest compensation to Financial Services	106.1	106.6
Other operating expenses	131.7	112.5	615.9	573.5
Total	11,425.6	11,454.9	1,195.3	1,061.4

Income of Consolidated Group before Income Taxes	1,169.7	731.7	327.6	352.8
Provision for income taxes	395.9	211.5	110.5	121.8
Income of Consolidated Group	773.8	520.2	217.1	231.0

Equity in Income (Loss) of Unconsolidated Subsidiaries and Affiliates
Financial Services	217.9	232.0	.8	1.0
Other	3.7	(3.7)
Total	221.6	228.3	.8	1.0
Net Income	995.4	748.5	217.9	232.0
Less: Net loss attributable to noncontrolling interests	(.8)	(1.3)
Net Income Attributable to Deere & Company	$996.2	$749.8	$217.9	$232.0

*       Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

CONDENSED BALANCE SHEET

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*			FINANCIAL SERVICES
	April 30	October 30	May 1	April 30	October 30	May 1
	2017	2016	2016	2017	2016	2016
Assets
Cash and cash equivalents	$3,343.8	$3,140.5	$2,790.8	$1,182.0	$1,195.3	$1,342.4
Marketable securities	118.1	34.2	71.2	428.2	419.3	404.3
Receivables from unconsolidated subsidiaries and affiliates	3,453.0	3,150.1	2,226.2
Trade accounts and notes receivable - net	742.9	654.2	631.2	4,867.3	3,370.5	5,529.4
Financing receivables - net		.4	.7	23,301.1	23,701.9	23,414.6
Financing receivables securitized - net				4,281.8	5,126.5	4,734.7
Other receivables	801.6	855.4	778.2	136.0	164.0	130.8
Equipment on operating leases - net				5,923.9	5,901.5	5,455.5
Inventories	4,114.8	3,340.5	4,061.0
Property and equipment - net	4,909.7	5,118.5	5,026.2	50.2	52.1	53.5
Investments in unconsolidated subsidiaries and affiliates	4,612.2	4,697.0	4,774.7	12.5	11.9	11.9
Goodwill	806.2	815.7	835.0
Other intangible assets - net	90.8	104.1	120.5
Retirement benefits	176.2	93.6	280.9	18.9	20.5	23.2
Deferred income taxes	3,651.1	3,556.0	3,185.7	76.3	75.5	70.4
Other assets	901.1	834.9	861.0	636.8	798.1	887.2
Total Assets	$27,721.5	$26,395.1	$25,643.3	$40,915.0	$40,837.1	$42,057.9

Liabilities and Stockholders’ Equity

Liabilities
Short-term borrowings	$276.6	$249.0	$218.7	$7,687.0	$6,661.7	$8,355.6
Short-term securitization borrowings				4,224.6	4,997.8	4,636.7
Payables to unconsolidated subsidiaries and affiliates	101.6	81.5	109.5	3,418.1	3,133.6	2,144.9
Accounts payable and accrued expenses	6,765.0	6,661.2	6,674.5	1,587.1	1,595.2	1,603.7
Deferred income taxes	89.7	87.3	102.7	764.8	745.9	651.8
Long-term borrowings	4,520.4	4,565.3	4,562.0	18,732.7	19,137.7	20,025.7
Retirement benefits and other liabilities	8,260.4	8,206.0	6,785.2	91.7	89.0	89.6
Total liabilities	20,013.7	19,850.3	18,452.6	36,506.0	36,360.9	37,508.0

Redeemable noncontrolling interest	14.0	14.0	14.0

Stockholders’ Equity
Total Deere & Company stockholders’ equity	7,684.7	6,520.0	7,164.3	4,409.0	4,476.2	4,549.9
Noncontrolling interests	9.1	10.8	12.4
Total stockholders’ equity	7,693.8	6,530.8	7,176.7	4,409.0	4,476.2	4,549.9
Total Liabilities and Stockholders’ Equity	$27,721.5	$26,395.1	$25,643.3	$40,915.0	$40,837.1	$42,057.9

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.

SUPPLEMENTAL CONSOLIDATING DATA (Continued)

STATEMENT OF CASH FLOWS

For the Six Months Ended April 30, 2017 and May 1, 2016

(In millions of dollars) Unaudited	EQUIPMENT OPERATIONS*		FINANCIAL SERVICES
	2017	2016	2017	2016
Cash Flows from Operating Activities
Net income	$995.4	$748.5	$217.9	$232.0
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for credit losses	(.2)	4.0	32.8	31.1
Provision for depreciation and amortization	427.0	410.2	476.9	399.4
Impairment charges				49.7
Gain on sale of unconsolidated affiliates and investments	(281.4)
Undistributed earnings of unconsolidated subsidiaries and affiliates	59.8	51.5	(.6)	(1.0)
Provision (credit) for deferred income taxes	(118.8)	(87.3)	18.4	180.6
Changes in assets and liabilities:
Trade receivables	(87.7)	(142.2)
Inventories	(771.8)	(136.7)
Accounts payable and accrued expenses	200.0	(107.9)	18.0	14.7
Accrued income taxes payable/receivable	191.5	.2	3.6	11.8
Retirement benefits	111.0	86.8	4.6	4.3
Other	(49.2)	(18.2)	104.8	40.7
Net cash provided by operating activities	675.6	808.9	876.4	963.3

Cash Flows from Investing Activities
Collections of receivables (excluding trade and wholesale)			8,833.8	8,699.2
Proceeds from maturities and sales of marketable securities	7.9	31.3	33.4	40.1
Proceeds from sales of equipment on operating leases			786.4	630.1
Proceeds from sales of businesses and unconsolidated affiliates, net of cash sold	113.9
Cost of receivables acquired (excluding trade and wholesale)			(8,238.0)	(7,343.6)
Purchases of marketable securities		(63.1)	(43.7)	(49.1)
Purchases of property and equipment	(252.2)	(231.7)	(.8)	(.9)
Cost of equipment on operating leases acquired			(1,355.6)	(1,567.7)
Increase in trade and wholesale receivables			(1,012.7)	(1,547.0)
Acquisitions of businesses, net of cash acquired		(198.9)
Other	(18.1)	(70.9)	(.6)	53.6
Net cash used for investing activities	(148.5)	(533.3)	(997.8)	(1,085.3)

Cash Flows from Financing Activities
Increase (decrease) in total short-term borrowings	(7.4)	(193.4)	190.5	231.7
Change in intercompany receivables/payables	(287.5)	290.8	287.5	(290.8)
Proceeds from long-term borrowings	19.1	133.5	2,642.5	3,143.1
Payments of long-term borrowings	(24.7)	(67.7)	(2,717.5)	(2,618.9)
Proceeds from issuance of common stock	383.6	11.1
Repurchases of common stock	(6.2)	(205.4)
Dividends paid	(379.5)	(383.2)	(280.2)	(277.1)
Excess tax benefits from share-based compensation	11.3	2.7
Other	(25.8)	(14.4)	(13.9)	2.9
Net cash provided by (used for) financing activities	(317.1)	(426.0)	108.9	190.9

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(6.7)	41.2	(.8)	11.3

Net Increase (Decrease) in Cash and Cash Equivalents	203.3	(109.2)	(13.3)	80.2
Cash and Cash Equivalents at Beginning of Period	3,140.5	2,900.0	1,195.3	1,262.2
Cash and Cash Equivalents at End of Period	$3,343.8	$2,790.8	$1,182.0	$1,342.4

* Deere & Company with Financial Services on the equity basis.

The supplemental consolidating data is presented for informational purposes. Transactions between the “Equipment Operations” and “Financial Services” have been eliminated to arrive at the consolidated financial statements.